Exhibit 99.1
INCO REPORTS RESULTS FOR SECOND QUARTER OF 2005

CANADIAN GAAP QUARTERLY NET EARNINGS
TOTAL $215 MILLION, REFLECTING ANOTHER STRONG QUARTER

UPDATED GUIDANCE PROVIDED ON NICKEL PRODUCTION, COSTS AND
OTHER PERFORMANCE MEASURES FOR THIRD QUARTER AND FULL YEAR
2005 DUE PRINCIPALLY TO LONGER THAN PLANNED ONTARIO SHUTDOWN
TO ACHIEVE MAJOR NEW EQUIPMENT TIE-INS AND
SIGNIFICANTLY HIGHER ENERGY COSTS
(All dollar amounts are expressed in U.S. currency)
TORONTO, July 26, 2005 — Inco Limited today reported adjusted net earnings(1) of $236 million, or $1.25 per share ($1.08 per share on a diluted basis(2)), for the second quarter of 2005, compared with adjusted net earnings(1) of $155 million, or 83 cents per share (78 cents per share on a diluted basis(2)), for the second quarter of 2004. The principal adjustment made in arriving at adjusted net earnings(1) for the second quarter of 2005 was the exclusion of a $14 million after-tax asset impairment charge related to the previously announced planned closure of the copper refinery at our Ontario operations. All of the adjustments made in arriving at adjusted net earnings(1) for the second quarter and first six month periods of 2005 and 2004 are set forth in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.
Our net earnings for the second quarter of 2005 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $215 million, or $1.14 per share (98 cents per share on a diluted basis(2)), compared with a net loss of $14 million, or 7 cents per share (7 cents per share on a diluted basis(2)), for the second quarter of 2004.
Our adjusted net earnings(1) for the second quarter and first six months of 2005 compare favourably, as reflected in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below, to the results for the corresponding periods of 2004 due primarily to higher realized prices for nickel, copper and certain platinum-group metals as well as higher deliveries of platinum-group metals, partially offset by lower deliveries of Inco-source nickel and increased production costs.
Our net earnings for the second quarter and first six months of 2005 in accordance with Canadian GAAP also compare favourably to the results in accordance with Canadian GAAP for the corresponding periods of 2004 as reflected below under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” due principally to the same factors applicable to our adjusted net earnings and reflect the inclusion of the adjustments referred to in the table under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP”.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings or loss in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.

(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares. For the second quarter and first six months of 2005, the number of diluted shares used in this calculation was approximately 223 million shares. Reference is made to our “Consolidated Statement of Earnings” below concerning the number of diluted shares used for the periods indicated.

Chief Executive Officer’s Message
We recorded another quarter of excellent results. In the second quarter of 2005, we realized the third highest quarterly average nickel price in our history and the highest in fifteen years. Given the strong nickel market and good production in the first half of 2005, we are well positioned for the start up of Voisey’s Bay later this year.
Our outlook is for the nickel market to remain strong. With our growth projects on track at Voisey’s Bay and Goro, and our planned expansion at PT Inco, we expect to continue to lead the nickel industry in low-cost, profitable growth.
We expect lower production for the third quarter and an increase in our third quarter and full year costs. This is due largely to two factors. The first is a longer than planned shutdown at Ontario for scheduled maintenance and to achieve major new or expanded equipment tie-ins as part of our SO2 abatement program and prepare for receiving Voisey’s Bay concentrate, as well as a slower production ramp-up after the shutdown. The second is higher energy costs at our operations worldwide. The year 2005 is a transition year for Inco as we move to produce and process low cost Voisey’s Bay concentrate. Our cost picture is expected to improve significantly in 2006 when we get the benefit of Voisey’s Bay production at our Canadian operations.
Market outlook
Driven by a strong global economy, nickel demand has been very good through the first half of 2005. The London Metal Exchange (LME) benchmark cash nickel price averaged $7.44 per pound in the second quarter of 2005, the highest quarterly LME cash nickel price in sixteen years and the third highest for a quarter since the LME began trading nickel.
During the second quarter of 2005, the stainless steel industry, the principal end-use market for primary nickel, experienced an oversupply situation as production from a number of new facilities came on stream, resulting in supply exceeding market requirements and an inventory build-up in China and elsewhere. We understand that a number of stainless steel producers have announced planned reductions in production in the third quarter of 2005. As a result, we have seen a dip in the LME cash nickel price during July with the price at about $6.50 per pound on July 25, 2005. With the continued strong demand for nickel from a number of non-stainless steel applications, including the aerospace market, and our current view that this oversupply and related inventory situation in the stainless steel sector will be reversed, we believe that strong nickel demand will continue and market conditions will remain tight. This should continue to have a favourable effect on nickel prices, subject to their ongoing volatility, as we move into the fourth quarter of 2005 and 2006.
LME and producer nickel inventories remain critically low, and we expect that growth in nickel supply will continue to be limited as we believe many producers will struggle to increase output.
Operations; production, costs and planned shutdowns
During the quarter we produced 111 million pounds of nickel, in line with our April 2005 guidance for the quarter. PT Inco produced 41 million pounds of nickel in matte for the quarter and we produced 36 million pounds of finished nickel from PT Inco’s nickel in matte product. With rainfall and reservoir levels feeding its hydroelectric facilities approaching more normal levels, we expect that we will produce about 160 to 162 million pounds of finished nickel from PT Inco nickel in matte in 2005. Nickel production at our Ontario operations was 44 million pounds for the quarter, below 2004 second quarter production, due to the scheduled shutdown of these operations.

Beginning in June, we had planned a three-week shutdown to accomplish both planned maintenance of our furnaces and to bring online or tie in a number of new or expanded facilities. These facilities included an expansion of the capacity of our acid plant to increase SO2 capture from the fluid bed roasters, intended to decrease, as part of our SO2 abatement program, Ontario’s SO2 emissions from the current 255,000 to 260,000 tonnes per annum to 175,000 tonnes per annum, as well as other work in preparation for receipt of Voiseys’ Bay nickel concentrate by the end of the year. This work involved some one thousand people and expenditures of over $60 million for the shutdown. The shutdown was extended by one week due to labour productivity problems with one of the contractors and some increase in work scope after the inspection of the operations’ furnaces. Since the start-up we experienced leaks associated with the installation of the expansion of the acid plant that required the shutdown of this facility and the furnaces in order to correct the leaks. In addition to these events, there was a fire in one of the dust capture bag houses after the restart of one of the furnaces, resulting in the loss of approximately eight days of production from this furnace. Due to these events, we have lowered our full year 2005 nickel production goal for Ontario from 225 to 230 million pounds to 215 to 220 million pounds.
Our Manitoba operations produced 31 million pounds for the quarter and with their ongoing efforts to increase production, we have raised their full year production target to 108 to 110 million pounds of nickel from 105 to 108 million pounds, assuming no labour disruptions. In August, Manitoba will undertake one of its most significant shutdowns in its history as it completes scheduled maintenance and the work required to receive Voisey’s Bay concentrate. Once this major shutdown is done, we do not plan to have a maintenance shutdown in Manitoba in 2006 when they will be receiving the first full year of Voisey’s Bay shipments.
Our second quarter PGMs production was 135,000 ounces, above our April 2005 guidance for the quarter. Our full year PGMs production guidance remains at 380,000 to 390,000 ounces. We produced 58 million pounds of copper in the second quarter, below our April 2005 guidance for the quarter, but our production target remains at 245 to 255 million pounds of copper for the year.
During the second quarter of 2005, we entered into a long-term agreement to sell all of the copper production from our Ontario operations in anode form to Falconbridge Limited beginning in 2006. As part of this shift from producing finished copper, by the end of 2005 we plan to close the copper refinery at our Ontario operations, which is a relatively small, high-cost facility compared with the leading copper refineries in the world.
Our second quarter 2005 nickel unit cash cost of sales, after by-product credits, was $2.81 per pound, slightly above our April full year 2005 guidance for this cost measure, largely because of higher diesel and fuel oil costs at our PT Inco operations. We have seen some of our energy costs increase by about 20 per cent since the end of the first quarter, a fact of life for many companies. Our PT Inco operations have also recently experienced a 30 per cent increase in diesel fuel costs.
Due to the longer than expected scheduled shutdown at Ontario and a slower production ramp-up, as discussed above, we are also lowering our third quarter 2005 total company nickel production guidance from 125 to 130 million pounds to 110 to 115 million pounds, our copper production guidance for this quarter from 60 to 65 million pounds to 55 to 60 million pounds, and our PGMs third quarter production guidance from 60,000 to 65,000 ounces to 50,000 to 55,000 ounces. We are also providing, in addition to an updated full year 2005 guidance, third quarter 2005 guidance for nickel unit cash cost of sales, after by-product credits, of $3.50 to $3.55 per pound. This reflects the expected lower production and higher input costs, primarily for the diesel and fuel oil used at PT Inco. Higher energy costs is a trend that we cannot control, but we are still working hard to offset it.
For the full year 2005, we currently plan to produce 485 to 490 million pounds of nickel. Our 2005 copper and PGMs production guidance has not changed. We are increasing our full year 2005 guidance for nickel unit cash cost of sales, after by-product credits, from about $2.70 to $2.80 per pound to about $2.85 to $2.95 per pound. We estimate that about half of this increase is due to higher energy costs and the other half is due to the effect that the longer than planned shutdown in Ontario has had on production and the overall cost of this shutdown.
As we have indicated, 2005 is a transition year with respect to our costs. Nickel concentrate from Voisey’s Bay is projected to dramatically reduce the need for purchased external feed at our Ontario and Manitoba operations. In 2006, with Voisey’s Bay on stream, we expect, taking into account recent energy price increases, that our nickel unit cash cost of sales, after by-product credits, should drop to about $2.00 to $2.10 per pound. This cost measure is very sensitive to a number of factors, including energy costs.
We are currently in very early stages of labour negotiations with the United Steelworkers of America at our operations in Manitoba. The current contract expires on September 15. Our aim is an agreement that is fair and that keeps Manitoba operations efficient and competitive in the world nickel market.
Progress on growth projects
The planned handover of our Voisey’s Bay project from the project management team to the operations team has gone very well. Work on the project’s mine and concentrator facilities is about 95 per cent complete and we remain on schedule to finish commissioning the concentrator and produce first concentrate in August. As previously announced, we plan to make our first concentrate shipment in November, and produce our first finished nickel from Voisey’s Bay concentrate in the first quarter of 2006.
With Voisey’s Bay coming on stream, our nickel production is currently planned to be 540 million pounds in 2006 and, as mentioned above, our nickel unit cash cost of sales after by-product credits is expected to decline significantly in 2006.
Engineering at our Goro project was about 45 per cent complete at the end of June. We began work during the second quarter on the quarry, camp rehabilitation and extension, and geotechnical studies in advance of the start of earthworks for the process plant. We have also commenced construction of the processing plant modules at two major fabrication yards in the Philippines. We have now received all of the local government clearances or approvals to enable construction at the Goro site to begin. Shortly, we will be awarding major construction contracts totalling about $200 million in value. Although we did not receive all of these clearances or approvals by the end of May as expected, we do not currently believe that this delay will affect the planned start-up of the project in late 2007.
We continue to take a proactive approach to reduce or offset the cost pressures on supplies for construction at Goro. We had purchased in advance most of the required structural steel and major process plant equipment for the Goro project. We have also benefited from the reduced footprint for the project’s process plant and the lower quantities of bulk materials required for construction as a result. Our estimated capital cost for the mine, process plant and related infrastructure remains at $1.878 billion, with a minus 5 per cent to plus 15 per cent confidence level.
Continuing to build on a strong financial foundation
Our balance sheet remains very strong, with a cash balance at the end of June of about $1.2 billion.
In the second quarter we generated $360 million of cash flow from operations, before a reduction in working capital of $62 million, resulting in $422 million of cash provided by operating activities.

Based upon the First Call consensus 2005 mean LME cash nickel price of $7.02 per pound, we should generate about $1.4 billion of cash flow from operations this year, before changes in working capital and capital expenditures.
With Voisey’s Bay on stream, we currently believe that our cash flow from operations before changes in working capital and capital expenditures would be about $1.5 billion for 2006, assuming nickel prices were equal to the current First Call consensus estimate for 2006 LME cash nickel prices of $6.22 per pound. We do not, of course, endorse these consensus nickel prices given our continued position that we do not publicly predict nickel prices.
We’re encouraged by what we’ve accomplished in the first half of 2005. We are demonstrating that Inco is not only strong today — with excellent operations, a leading market strategy, and a great financial position — but it will be even stronger tomorrow.
With the benefit of a continuing strong nickel market and low-cost, profitable growth, we intend to continue delivering value for our shareholders.
I look forward to reporting on our performance for the third quarter of 2005.

Scott M. Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP
We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include asset impairment charges, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income or other tax benefits or losses relating to the impact of currency translation adjustments, certain tax losses where the related benefits are not normally taken, adjustments for tax rulings and other decisions, interpretations and determinations covering, or based upon, transactions which occurred or related to prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, adjustments to minority interests reflecting changes thereto due to subsequent events, losses or gains on debt retirements, strike expenses, and other gains and losses that do not reflect on our ongoing operating performance. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.
The following table provides, for the periods indicated, a reconciliation between our adjusted net earnings (loss) and net earnings (loss) as reported in accordance with Canadian GAAP:

	Net Earnings (Loss)				Basic Net Earnings (Loss) Per Share(3)
	Second Quarter		Six Months		Second Quarter		Six Months
		2004		2004		2004		2004
(in millions except per share amounts)	2005	(Restated)(1)	2005	(Restated)(1)	2005	(Restated)(1)	2005	(Restated)(1)

Adjusted net earnings	$236	$155	$474	$382	$1.25	$0.83	$2.51	$2.03
Asset impairment charge	(14)	(191)	(14)	(191)	(0.07)	(1.02)	(0.07)	(1.02)
Net income tax benefits (charges)(2)	(6)	7	39	13	(0.03)	0.04	0.21	0.07
Currency translation adjustments	(1)	18	4	33	(0.01)	0.10	0.02	0.18
Favourable adjustment relating to Goro Nickel S.A.S. minority interest	—	—	25	—	—	—	0.13	—
Goro project suspension costs and related currency hedging gains, net	—	(3)	—	3	—	(0.02)	—	0.02

Canadian GAAP net earnings (loss), as reported	$215	$(14)	$528	$240	$1.14	$(0.07)	$2.80	$1.28

(1)	The 2004 results have been restated due to the retroactive application of a change in accounting policy for convertible debt.

(2)	The net income tax (charge) benefit recorded in the second quarter and first six months of 2005 relate primarily to prior period tax rulings, decisions, interpretations or determinations. In the second quarter of 2005, the net charge was partially offset by the favourable tax impact related to certain currency translation adjustments.

(3)	These amounts are based upon currently issued and outstanding shares and not diluted shares.
We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting and financial planning purposes.

Outlook
Our current estimates for production for the third quarter and full year of 2005 for nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

	Third Quarter	Full Year
	2005	2005
Nickel — tonnes (thousands)	50 to 52	220 to 222
— pounds (millions)	110 to 115	485 to 490

Copper — tonnes (thousands)	25 to 27	111 to 116
— pounds (millions)	55 to 60	245 to 255

PGMs — troy ounces (thousands)	50 to 55	380 to 390
We currently project that, principally as a result of expected lower production in the third quarter due to the longer than planned shutdown and a slower production ramp-up after that shutdown at our Ontario operations, and higher input costs for the second half of 2005, particularly for energy at our Indonesian operations, our nickel unit cash cost of sales after by-product credits for the third quarter of 2005 will be about $3.50 to $3.55 per pound ($7,716 to $7,826 per tonne) and for the full year of 2005 will be about $2.85 to $2.95 per pound ($6,283 to $6,504 per tonne). A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP for the second quarter and first six month periods of 2005 and 2004 is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2005 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices is between $0.05 and $0.10 per pound ($110 and $220 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the nickel in matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.
The current First Call consensus mean estimate for our adjusted net earnings per share for 2005 is $3.85 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2005, which we understand to be $7.02 per pound, and our understanding of the latest mean forecasts by First Call and Reuters’ for the prices for our other metal products for 2005, and taking into account our production, premium and nickel unit cash cost of sales after by-product credits estimates indicated above, we project that our adjusted net earnings per share for 2005 would be between $3.45 and $3.55 per share on a diluted basis. Of the difference of $0.30 to $0.40 per share between the current First Call consensus mean estimate and the Company’s updated guidance, about $0.20 to $0.30 per share relates to the expected lower metal production due to the longer than planned shutdown and slower production ramp-up in July at our Ontario operations and the higher costs associated with the shutdown and about $0.10 per share relates to higher energy prices. We are not endorsing how First Call arrives at its consensus mean estimate for our 2005 adjusted net earnings per share on a diluted basis or First Call’s forecasts for the LME cash nickel price, or the other benchmark metal prices published by First Call and Reuters’, for 2005. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.65 per pound ($14,651 per tonne) for the July 1 — July 25, 2005 period. The LME cash nickel price on July 25, 2005 was $6.49 per pound ($14,300 per tonne).
The earnings per share consensus estimate and our updated earnings per share estimate above refer to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.
In terms of the current estimated sensitivity of our earnings per share, both for basic and diluted purposes, to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic and diluted net earnings per share (EPS) over a full year would change, up or down, by about 12 cents and 10 cents, respectively. As reflected in the table below, while our financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:
ESTIMATES OF CURRENT 2005 SENSITIVITY OF BASIC
AND DILUTED EPS TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$) (1)

	Amount of Change	Basic	Diluted
	(up or down)	EPS Effect	EPS Effect(2)
Realized nickel price	$0.10/lb.	$0.12	$0.10
Realized copper price	0.10/lb.	0.08	0.07
Realized palladium price(3)	50.00/troy oz	0.03	0.02
Realized platinum price(3)	50.00/troy oz	0.03	0.02
Realized cobalt price	1.00/lb.	0.01	0.01
Cdn.-U.S. exchange rate(4) (5)	0.01	0.14	0.11
Fuel oil price (West Texas Intermediate) (3) (5)	1.00/bbl	0.006	0.005
Natural gas price(3) (5)	0.10/MM BTU	0.001	0.001
Share appreciation rights(5) (6)	1.00	0.003	0.003

(1)	Canadian GAAP basic (Basic EPS Effect) and diluted (Diluted EPS Effect) net earnings per share. Each sensitivity assumes other factors are held constant.

(2)	Based on 223 million diluted shares.

(3)	Includes the impact of hedging activities as of June 30, 2005.

(4)	The basic EPS effect represents (a) $0.07 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect. The diluted EPS effect represents (a) $0.06 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.01 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.04 for operating cost translation effect. The Cdn.-U.S. exchange rate for basic and diluted EPS effect excludes currency translation adjustments relating to the deferred income tax liability for Voisey’s Bay once it begins commercial production.

(5)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.

(6)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.
Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. It is currently projected that our consolidated total capital expenditures for 2005 will be approximately $1.3 billion. This estimate reflects the deferral of certain planned expenditures, primarily relating to our Goro project, into 2006. The funding required to meet these capital expenditures will take into account capital contributions expected to be made in 2005 by other shareholders in our Goro project and certain previously announced government assistance relating to our growth projects expected to total about $140 million.
Commentary on Results for the Second Quarter and First Six Months of 2005
Results of Operations
The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions of U.S. dollars except per share amounts)	2005	2004	2005	2004

		(Restated)		(Restated)
Net sales	$1,194	$992	$2,315	$2,086
Net earnings (loss)	215	(14)	528	240
Net earnings (loss) per common share
— basic	1.14	(0.07)	2.80	1.28
— diluted	0.98	(0.07)	2.41	1.20
Cash provided by operating activities	422	339	513	719

The increase in net earnings between the second quarter of 2005 and the second quarter of 2004 was primarily the result of the non-cash Goro project asset impairment charge of $191 million, after taxes, recorded in 2004, higher realized prices for nickel, copper and certain PGMs and higher deliveries of PGMs in the second quarter of 2005. This was partially offset by the unfavourable effect of higher nickel cash cost of sales before by-product credits, a net tax charge, lower deliveries of Inco-source nickel and a $14 million after-tax impairment charge taken pursuant to the previously announced planned closure of our copper refining facility in Sudbury by the end of 2005. The increase in net earnings between the first six months of 2005 and the first six months of 2004 was primarily the result of the same factors noted above for the second quarters of 2005 and 2004 except for higher net tax benefits recorded in the first six months of 2005.
The effect of certain of these items on our results of operations is set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.
Net sales
Net sales increased in the second quarter and first six months of 2005 due to higher selling prices for nickel, copper and certain PGMs as well as higher deliveries of PGMs, partially offset by lower deliveries of nickel and copper.

Cost of sales and other expenses
The following table summarizes our nickel unit cash cost of sales before and after by-product credits for the periods indicated:

	Three months		Six months
	ended June 30,		ended June 30,
	2005	2004	2005	2004

Nickel unit cash cost of sales before by-product credits per pound	$3.11	$2.54	$3.00	$2.48
Nickel unit cash cost of sales after by-product credits per pound	$2.81	$2.36	$2.68	$2.19

For the second quarter of 2005 compared with the second quarter of 2004, the increase in nickel unit cash cost of sales before by-product credits was principally due to the higher average Canadian dollar exchange rate relative to the U.S. dollar exchange rate, higher costs for purchased nickel intermediates, higher spending on supplies and services primarily as a result of the scheduled shutdown at our Ontario operations, lower nickel production, and higher costs for heavy oil and electricity, partially offset by the net cost reductions and related savings achieved in the second quarter of 2005.
For the first six months of 2005 compared with the first six months of 2004, the increase in nickel unit cash cost of sales before by-product credits was principally due to the higher average Canadian dollar exchange rate relative to the U.S. dollar exchange rate, higher spending on supplies and services, lower nickel production, higher costs for purchased nickel intermediates and higher costs for heavy oil, electricity and natural gas, partially offset by net cost reductions and related savings achieved in the first six months of 2005.
For the second quarter of 2005 compared with the second quarter of 2004, the increase in nickel unit cash cost of sales after by-product credits was due to higher unit cash cost of sales before by-product credits, partially offset by an increase in by-product credits. The increase in by-product credits was primarily due to higher realized selling prices for copper and certain PGMs and higher deliveries of PGMs, partially offset by higher production costs for copper.
For the first six months of 2005 compared with the first six months of 2004, the increase in nickel unit cash cost of sales after by-product credits was primarily due to the same factors noted above relating to higher unit cash cost of sales before by-product credits.
We use purchased nickel intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased nickel intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.
A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP for the periods indicated is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.
In the second quarter and first six months of 2005, we realized net cost reductions and related savings of about $7 million and $10 million, respectively. We are currently targeting $60 million in cost reductions and related savings in 2005, recognizing that most of the targeted cost reductions and related savings are expected to be realized in the second half of 2005.
Nickel production decreased to 50,353 tonnes (111 million pounds) in the second quarter of 2005 compared with 59,586 tonnes (131 million pounds) in the second quarter of 2004. Nickel production decreased to 105,860 tonnes (233 million pounds) in the first six months of 2005 compared with 117,257 tonnes (258 million pounds) in the first six months of 2004. The decrease in both the second quarter and first six months of 2005 compared with the same periods of 2004 was primarily due to the scheduled shutdown which took place in the second quarter of 2005 at the Ontario operations and to lower finished nickel production from PT Inco’s nickel in matte product due to the timing of certain shipments of PT Inco’s nickel matte product and to the scheduled maintenance shutdown at our nickel refinery in Japan.
Asset impairment charge
As previously announced, we entered into a long-term agreement in late June 2005 with Falconbridge Ltd. under which we will sell all of our copper production from our Ontario operations in anode form to this company beginning in 2006. As a result of this decision, we recorded a $14 million after-tax impairment charge in the second quarter of 2005 which relates to the planned closure of our copper refining facility in Sudbury, Ontario.
Selling, general and administrative expenses
Selling, general and administrative expenses increased by $8 million and $17 million in the second quarter and first six months of 2005, respectively, compared with same periods in 2004. The increase in the second quarter of 2005 were primarily due to higher expenses associated with share options granted, and higher employment and related benefit costs and consulting fees. These same factors contributed to higher selling, general and administrative expenses in the first six months of 2005, as well as higher expenses associated with share appreciation rights, based upon the price of our common shares, which rights had been granted in connections with share options awarded in prior years.
Income and mining taxes
Our effective tax rate for the second quarter of 2005 of approximately 40 per cent was in line with the combined statutory income and mining tax rate in Canada as the benefit of the lower tax rates on earnings generated in certain jurisdictions was offset by a tax charge related to tax rulings, interpretations or determinations relating to prior periods. Our effective tax rate for the first six months of 2005 of 30 per cent was lower than the combined statutory income and mining tax rate in Canada of about 40 per cent due principally to a net tax benefit of $42 million recorded in the first quarter relating to the favourable outcome of certain tax rulings, interpretations or determinations relating to prior years.
Minority Interest
For the first six months of 2005, minority interest included a previously announced favourable adjustment of $25 million, reflecting the recovery of losses previously taken by Inco due to insufficient minority interest balances existing in 2004 to absorb the share by the minority interest of the impairment charge associated with the Goro project recorded in the second quarter of 2004.
Cash Flows and Financial Condition
Net cash provided by operating activities in the second quarter of 2005 was $422 million, compared with $339 million in the second quarter of 2004. The increase in net cash provided by operating activities was primarily due to higher net earnings. Net cash provided by operating activities in the first six months of 2005 was $513 million, compared with $719 million in the first six months of 2004. The decrease in net cash provided by operating activities was primarily due to reduced balances of income and mining taxes payable due to significant tax payments during the first quarter of 2005 in respect of the 2004 taxation year, partially offset by higher net earnings and a decrease in accounts receivable.
Net cash used for investing activities was $132 million and $358 in the second quarter and first six months of 2005, respectively, compared with $148 million and $315 million in the same periods of 2004. Investing activities in the second quarter of 2005 included cash of $150 million received in respect of the sale of a portion of our interest in Goro Nickel S.A.S. Excluding this item, cash used for investing activities increased for both periods principally due to higher capital spending for our Voisey’s Bay and Goro projects. In the second quarter of 2005, we closed out certain interest rate swaps and realized net cash proceeds of about $23 million from these transactions.
At June 30, 2005, cash and cash equivalents were $1,173 million, up from $1,076 million at December 31, 2004, reflecting strong cash flow from operations which was sufficient to fund capital expenditures during the first six months of 2005 as well as the payment, as noted above, of the balance of certain taxes due in respect of 2004. Total debt was $1,840 million at June 30, 2005, compared with $1,868 million at December 31, 2004. Total debt as a percentage of total debt plus shareholders’ equity was 27 per cent at June 30, 2005, compared with 30 per cent at December 31, 2004.
Termination of Currently Suspended Optional Stock Dividend Program and Share Purchase Plan
As we announced on April 19, 2005 when the Company reinstated a quarterly cash dividend, the Company has been evaluating its currently suspended Optional Stock Dividend Program and Share Purchase Plan (the “Program and Plan”) to determine whether either or both of them should be reinstated in some form, replaced or terminated. This evaluation has been completed. Given the administrative and related costs of the Program and Plan and the relatively low shareholder participation rates when they were suspended, the Company has decided to continue their suspension through September 7, 2005, and terminate the Program and Plan effective September 8, 2005 and not replace them. We will be sending a communication to all participants under the Program and Plan advising them how the termination will be implemented. For the convenience of participants, Inco will continue to provide them, in accordance with the terms of the Program and Plan while they remain suspended, the option to direct CIBC Mellon Trust Company, up until September 7, 2005, to sell all of the shares, including any fraction of a share, held for them under the Program and Plan and send to such participants the proceeds of such sale, net of any brokerage commissions, service charges and applicable transfer and withholding taxes. Participants who are Canadian residents will receive such net proceeds in Canadian dollars and all other participants will receive such net proceeds in U.S. dollars. It is expected that CIBC Mellon Trust Company will seek to aggregate such sales to reduce any service charges and brokerage commissions. This communication will also explain how participants who do not elect to direct CIBC Mellon Trust Company to sell all of their shares and have not withdrawn from the Program and Plan prior to September 8, 2005 will receive their share certificates evidencing the whole number of shares held on their behalf by CIBC Mellon Trust Company and a cash payment for any fraction of a share held in a participant’s account. This cash payment will be based upon the proceeds received by CIBC Mellon Trust Company from their sale of such fractional shares (aggregating the fractions) on the New York or Toronto Stock Exchange (where a Canadian resident will receive Canadian dollars and all non-Canadian residents will receive U.S. dollars) on or about September 8, 2005. CIBC Mellon Trust Company, as agent for the participants under the Program and Plan, will send as soon as practical after September 8, 2005 to each participant a certificate for such whole number of shares and the cash payment for any fraction of a share in accordance with the communication to be sent to participants.

Access to Webcast of July 26, 2005 Presentation to the Investment Community on Second Quarter 2005 Results and Related Matters
As previously announced, interested investors can listen to our presentation to the investment community, expected to include an analysis of Inco’s second quarter 2005 financial and operating results, on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone number in North America as indicated below.
The presentation is scheduled for July 26, 2005, beginning at 8:30 a.m. (Toronto time), and can be accessed by visiting the website of a third-party webcasting service we will be using, CNW Group Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Copies of any slides or other statistical information to be used for the conference call can be accessed and will be available for online viewing by persons with a computer system and Internet connection meeting certain minimum requirements through www.newswire.ca/webcast by clicking on the event title or through Inco’s website, www.inco.com, by clicking on the “Latest Quarterly Webcasts” link on the homepage.
The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on August 9, 2005 by dialling 1-800-558-5253 in North America and by entering the reservation number 21249216. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.
This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its third quarter and full year 2005 and for 2006 at its Canadian, Indonesian and other operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, nickel inventories, its financial results, including adjusted net earnings per share on a diluted basis, cash flow from operations, cash generation, the effect on and sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial shipment, start-up, and other schedules, capital costs and other aspects of its Goro and Voisey’s Bay projects, arrangements covering copper production and sales, capital expenditures and hydroelectric power generation at PT Inco and the effect thereon of lower water levels, overall capital expenditures, contributions from shareholders and government programs, and governmental clearances or approvals required, for development projects, tax payments, planned maintenance and other shutdowns and subsequent start-ups at certain operations, new collective labour agreements, including the risk of a disruption or work stoppage, and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased nickel intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other clearances or approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects, the necessary shareholder and government program sources of financing for the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition, the ability to continue to pay quarterly cash dividends in such amounts as Inco’s Board of Directors may determine in light of other uses for such funds and other factors, and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
July 26, 2005
IN 05/08
For further information:

Media Relations: Investor Relations:	Steve Mitchell(416) 361-7950 Sandra Scott(416) 361-7758
or www.inco.com

Inco Limited
Key Financial and Operating Statistics

	For the three months		For the six months
	ended June 30,		ended June 30,
	2005	2004	2005	2004

Average Realized Prices
Nickel(1) — per tonne	$16,578	$12,587	$15,961	$13,608
— per pound	7.52	5.71	7.24	6.17
Copper — per tonne	3,437	2,788	3,397	2,791
— per pound	1.56	1.26	1.54	1.27
(1) Including intermediates

LME Average Cash Prices
Nickel — per tonne	16,399	12,505	15,889	13,621
— per pound	7.44	5.67	7.21	6.18
Copper — per tonne	3,394	2,790	3,333	2,761
— per pound	1.54	1.27	1.51	1.25

Deliveries
Nickel in all forms (tonnes)
— Inco-source	55,907	59,447	109,654	114,064
— Purchased finished	5,445	3,202	10,107	9,385

	61,352	62,649	119,761	123,449

Copper (tonnes)	26,632	30,380	59,280	60,120

Cobalt (tonnes)	381	358	837	750

Platinum-group metals (in thousands of troy ounces)	132	75	240	222

Net Sales to Customers by Product (in millions)
Primary nickel	$1,017	$788	$1,911	$1,680
Copper	91	85	201	168
Precious metals	75	46	144	126
Other	11	73	59	112

	$1,194	$992	$2,315	$2,086

Nickel Production in all Forms (tonnes)	50,353	59,586	105,860	117,257

Finished Nickel Inventories at end of Period (tonnes)	23,053	29,080	23,053	29,080

Inco Limited
Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	For the three months		For the six months
	ended June 30,		ended June 30,
(in millions of U.S. dollars except where noted)	2005	2004	2005	2004

Cost of sales and other expenses, excluding depreciation and depletion	$616	$580	$1,219	$1,137
By-product costs	(151)	(138)	(315)	(277)
Purchased finished nickel	(87)	(43)	(156)	(133)
Delivery expense	(9)	(8)	(18)	(16)
Other businesses cost of sales	(9)	(9)	(19)	(20)
Non-cash items(1)	(7)	(9)	(14)	(18)
Remediation, demolition and other related expenses	(9)	(6)	(16)	(11)
Adjustments associated with affiliate transactions	37	(35)	46	(41)
Other	1	—	(1)	1

Nickel cash cost of sales before by-product credits(2)	382	332	726	622
By-product net sales	(187)	(161)	(393)	(350)
By-product costs	151	138	315	277

Nickel cash cost of sales after by-product credits(2)	$346	$309	$648	$549

Inco-source nickel deliveries (millions of pounds)	123	131	242	251

Nickel unit cash cost of sales before by-product credits per pound	$3.11	$2.54	$3.00	$2.48

Nickel unit cash cost of sales before by-product credits per tonne	$6,856	$5,600	$6,614	$5,468

Nickel unit cash cost of sales after by-product credits per pound	$2.81	$2.36	$2.68	$2.19

Nickel unit cash cost of sales after by-product credits per tonne	$6,195	$5,203	$5,908	$4,828

(1)	Post-retirement benefits other than pensions.

(2)	Nickel cash cost of sales before and after by-product credits includes costs for both Inco-source and purchased nickel intermediates.

Inco Limited
Consolidated Statement of Earnings
(unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
(in millions of U.S. dollars except per share amounts)	2005	2004	2005	2004

		(Restated)		(Restated)
Revenues
Net sales	$1,194	$992	$2,315	$2,086
Other income, net	2	10	3	15

	1,196	1,002	2,318	2,101

Costs and expenses (income)
Cost of sales and other expenses, excluding depreciation and depletion	616	580	1,219	1,137
Depreciation and depletion	64	62	125	119
Selling, general and administrative	49	41	92	75
Research and development	7	7	14	16
Exploration	11	6	20	12
Currency translation adjustments	1	(18)	(4)	(33)
Interest expense	5	9	12	20
Asset impairment charge	25	201	25	201
Goro project suspension	—	3	—	(3)

	778	891	1,503	1,544

Earnings before income and mining taxes and minority interest	418	111	815	557
Income and mining taxes	166	103	248	261

Earnings before minority interest	252	8	567	296
Minority interest	37	22	39	56

Net earnings (loss)	$215	$(14)	$528	$240

Net earnings (loss) per common share
Basic	$1.14	$(0.07)	$2.80	$1.28

Diluted	$0.98	$(0.07)	$2.41	$1.20

Weighted average common shares outstanding, in thousands
Basic	189,023	187,472	188,710	187,347

Diluted	223,021	187,472	222,478	201,271

Inco Limited
Consolidated Balance Sheet
(unaudited)

	June 30,	December 31,
(in millions of U.S. dollars)	2005	2004

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$1,173	$1,076
Accounts receivable	556	601
Inventories	901	834
Other	114	63

Total current assets	2,744	2,574
Property, plant and equipment	7,917	7,587
Deferred charges and other assets	630	576

Total assets	$11,291	$10,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$113	$107
Accounts payable	298	331
Accrued payrolls and benefits	193	208
Other accrued liabilities	424	399
Income and mining taxes payable	112	279

Total current liabilities	1,140	1,324
Deferred credits and other liabilities
Long-term debt	1,727	1,761
Deferred income and mining taxes	1,867	1,891
Post-retirement benefits	679	671
Asset retirement obligation	179	171
Other deferred credits	74	58

Total liabilities	5,666	5,876

Minority interest	750	529

Shareholders’ equity
Convertible debt	418	418

Common shareholders’ equity
Common shares issued and outstanding 189,112,817 (2004 — 188,133,439 shares)	2,920	2,891
Warrants	62	62
Contributed surplus	576	571
Retained earnings	899	390

	4,457	3,914

Total shareholders’ equity	4,875	4,332

Total liabilities and shareholders’ equity	$11,291	$10,737

Inco Limited
Consolidated Statement of Cash Flows
(unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
(in millions of U.S. dollars)	2005	2004	2005	2004

		(Restated)		(Restated)
Operating activities
Earnings before minority interest	$252	$8	$567	$296
Items not affecting cash
Depreciation and depletion	64	62	125	119
Deferred income and mining taxes	10	23	5	37
Asset impairment charge	25	201	25	201
Other	14	8	26	14
Contributions greater than post-retirement benefits expense	(5)	(5)	(19)	(10)
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	57	5	45	(54)
Inventories	(11)	4	(67)	(93)
Accounts payable and accrued liabilities	(29)	(24)	14	18
Income and mining taxes payable	68	66	(157)	234
Other	(23)	(9)	(51)	(43)

Net cash provided by operating activities	422	339	513	719

Investing activities
Capital expenditures	(279)	(156)	(505)	(295)
Partial sale of interest in Goro Nickel S.A.S.	150	—	150	—
Other	(3)	8	(3)	(20)

Net cash used for investing activities	(132)	(148)	(358)	(315)

Financing activities
Repayments of long-term debt	(13)	(2)	(53)	(48)
Long-term borrowings	—	—	8	—
Common shares issued	3	2	23	14
Common dividends paid	(19)	—	(19)	—
Dividends paid to minority interest	(38)	(14)	(39)	(15)
Other	22	1	22	1

Net cash used for financing activities	(45)	(13)	(58)	(48)

Net increase in cash and cash equivalents	245	178	97	356
Cash and cash equivalents at beginning of period	928	596	1,076	418

Cash and cash equivalents at end of period	$1,173	$774	$1,173	$774